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                                                                    Exhibit 10.7

                              EMPLOYMENT AGREEMENT
                              --------------------


     THIS EMPLOYMENT AGREEMENT is entered into as of June 12, 1998, by Parsons Electric Co., a Minnesota corporation with its principal place of business at 250 Marquette Avenue South, Minneapolis, Minnesota 55401-2188, FAX (612) 371-8036 ("Parsons"), and Bruce M. Henderson, an individual whose office is at 4502 Poplar Level Road, Louisville, Kentucky 40213, FAX (502) 452-1308 ("Executive").

                                    RECITALS
                                    --------

     Parsons desires to employ Executive as President of the Division (as hereinafter defined), and Executive desires to be employed by Parsons in such capacity, on the terms and conditions contained herein. In consideration of the mutual covenants and promises contained herein, the parties agree as follows:

     1. Term of Employment. The initial term (the "Initial Term") of this Agreement shall commence on the date hereof (the "Commencement Date") and, unless sooner terminated as provided herein, shall end on August 31, 2001. At the expiration of the Initial Term, this Agreement shall be automatically renewed for successive periods of one year each (each, a "Renewal Term") unless either party gives written notice of nonrenewal to the other not later than 90 days prior to the expiration of the Initial Term or any such Renewal Term. Unless this Agreement is sooner terminated in accordance with Section 4, the Initial Term and each Renewal Term during which this Agreement shall be in effect shall be collectively referred to as the "Employment Period."

     2. Title; Capacity. The corporation which formerly was known as Henderson Electric Company, Inc. ("Henderson") is now a division of Parsons, which is a wholly-owned subsidiary of Nationwide Electric, Inc. ("NEI"), pursuant to an Agreement and Plan of Merger between NEI and Henderson and its shareholders (the "Merger Agreement"). For purposes of this Agreement, Parsons shall be referred to as the "Company" and Henderson shall be referred to as the "Division." Executive shall serve as President of the Division and in such other management position(s) as the Board of Directors of the Company (the "Board") or the President of NEI, reasonably and in good faith, may determine from time to time, not inconsistent with an executive officer's duties. Executive shall be subject to the supervision of, and shall have such specific authority as is delegated to him by, the Board and/or the President of NEI.

          Executive accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or the President of NEI shall from time to time reasonably assign to him. Executive shall perform his
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duties primarily at the principal place of business of the Division currently located at 4502 Poplar Level Road, Louisville, Kentucky, subject to reasonable travel requirements. Executive agrees to devote his entire business time, attention and energies, during reasonable business hours, to the business and interests of the Division during the Employment Period, except for vacation and absence due to illness or injury and reasonable time devoted to the fulfillment of civic and non-competitive personal responsibilities and activities and activities of Executive on behalf of Henderson Properties, Inc. Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies (collectively, the "Policies") applicable to the Division and reasonably promulgated by the Board or the President of NEI, as amended or modified from time to time and communicated in advance to Executive.

     3.  Compensation and Benefits.

     a. Salary. The Company shall pay Executive, in semi-monthly installments, an annual base salary of $158,400 for the one-year period commencing on the Commencement Date. Executive's salary shall be subject to such increases as determined by the Board or the President of NEI in their good faith discretion.

     b. Fringe Benefits. At all times during the Employment Period, Executive shall be entitled to participate in all benefit programs that NEI establishes and makes available to the management executives of its other operating subsidiaries and divisions, to the extent Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate. Such benefits shall include, without limitation, those set forth on SCHEDULE A attached hereto.

     c. Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with the performance of his duties under this Agreement, upon presentation by Executive of such documentation as the Company may reasonably request. The amount generally available for travel, entertainment and other expenses may be fixed in advance by the Board or the President of NEI. Upon prior approval by the Board, the Company shall reimburse Executive, or directly pay for, dues and membership fees for organizations relevant to Executive's duties.

     d. Incentive Compensation. Executive shall be entitled to an incentive bonus in the amount of 6% of the pre-tax net income contributed by the Division to NEI (the "Incentive Base") each fiscal year during the Employment Period. Such bonus shall be payable quarterly and reconciled annually. The Incentive Base shall be determined by NEI, which determination shall be final and binding for all purposes. Notwithstanding the foregoing, no incentive compensation shall be paid for any fiscal year in which this Agreement is terminated by the Company pursuant to Section 4.b. For purposes of the Incentive Base, the pre-tax net income contribution of the Division: (i) shall include the pre-tax net income contributed by the entity formerly known as Eagle Electrical Systems, Inc.; and
(ii) shall not include any home office corporate charge or home office overhead.

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At Executive's option, Executive may elect to receive, in lieu of the base salary provided for in Section 3 and the incentive compensation provided above in this Section 3.d., a base salary of $178,400 and a bonus equal to 5% of the
Incentive Base.    Check below:

     [_]  I elect to receive a base           [_]  I elect to receive a base
          salary of $158,400 and                   salary of $178,400 and
          a 6% bonus.                              a 5% bonus.

     4. Employment Termination. Executive's employment by the Company shall terminate upon the occurrence of any of the following:

          a.   Expiration of the Employment Period, as defined in Section 1;

          b. At the election of the Company, for "cause," immediately upon receipt of written notice by the Company to Executive specifying in reasonable detail such cause and, in the case of Section 4.b.ii, the nature of the injury incurred. "Cause" for termination shall mean any of the following:

               i.  Dishonesty of Executive with respect to the Company or NEI;

               ii. Willful misfeasance or nonfeasance of duty intended to injure or having the tendency or effect of injuring, in any material respect, the reputation, business or business relationships of the Company, the Division or NEI or their respective officers, directors or employees;

               iii. Upon a charge by a governmental entity against Executive of any crime involving moral turpitude (other than minor traffic offenses) or which could, in the reasonable, good faith judgment of the Board or the President of NEI, reflect unfavorably upon the Company or NEI; upon the filing of any civil action against Executive involving a charge of embezzlement, theft, fraud or other similar act; or any other serious job-related conduct which the Board or the President of NEI, reasonably and in good faith, determines is materially and substantially detrimental to the Company or NEI or relations with customers, suppliers, employees, shareholders or the investment community;

               iv. Executive's willful or prolonged absence from work (other than by reason of disability due to physical or mental illness) or willful failure, neglect or refusal by Executive to perform his material duties and responsibilities, unless corrected within 10 days after receipt of written notice from the Company;

               v. Executive's failure to meet any performance standards agreed upon by Executive and the Company or NEI, unless due to factors beyond Executive's control; or

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               vi.  Breach by Executive of any of the other material covenants contained in this Agreement, unless corrected within 10 days after receipt of written notice from the Company.

          c. Immediately upon the death or disability of Executive. As used in this Agreement, the term "disability" shall mean the inability of Executive, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360 day period to perform, in all material respects, the services contemplated under this Agreement. A determination of disability shall be made by a qualified physician reasonably satisfactory to the Company and Executive. If the Company and Executive (or his personal representative) are unable to reasonably agree on the identity of a qualified physician, each shall designate a physician and the two physicians so designated shall select a third physician whose determination of disability shall be binding on the parties.

          d. At the election of the Company or Executive, with or without cause, upon 90 days written notice by one party to the other.

     5.   Effect of Termination.

          a. Termination for Cause. If Executive's employment is terminated for cause pursuant to Section 4.b., the Company shall pay to Executive the salary and benefits (but not any incentive compensation) payable to him under
Section 3 through the last day of his actual employment by the Company. Notwithstanding the foregoing, if Executive's employment is terminated pursuant to Section 4.b.v., Executive shall be paid any incentive compensation to which he would otherwise be entitled, adjusted to reflect the portion of the fiscal year in which Executive was employed by the Company.

          b. Elective Termination. If Executive's employment is terminated by either party under Section 4.d., the Company shall pay to Executive the salary and benefits payable to him under Section 3 through the last day of his actual employment by the Company. In addition, within 30 days after the last day of Executive's actual employment by the Company, Executive shall be paid any incentive compensation to which he would otherwise be entitled, adjusted to reflect the portion of the fiscal year in which Executive was employed by the Company.

          c. Termination for Death or Disability. If Executive's employment is terminated by death or because of disability pursuant to Section 4.c., the Company shall pay to Executive or his estate, as the case may be, the salary pursuant to Section 3 which would otherwise be payable to Executive through the end of the month in which the termination of his employment because of death or disability occurs; plus any incentive compensation to which he would otherwise be entitled, prorated for the portion of the fiscal year in which Executive was employed by the Company.

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     6.   Non-Compete.

          a. During the Employment Period and for a period of five years after the expiration or termination for any reason of this Agreement, Executive shall not directly or indirectly, anywhere in a territory comprised of the continental United States:

               i. as an individual proprietor, partner, stockholder, member, officer, Executive, director, joint venturer, consultant, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than 5% of the total outstanding stock of a publicly held company), engage in or assist any other entity in engaging in the business of developing, providing, marketing or selling products or services (including but not limited to commercial and electrical contracting services) of the kind developed, provided, marketed or sold by the Division while Executive was employed by the Company; or

               ii. recruit, solicit or induce, or attempt to induce, any employee(s) of the Company or NEI or its operating subsidiaries or divisions to terminate their employment; or

               iii. solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or any other operating subsidiaries or divisions of NEI which were contacted, solicited or serviced by Executive while employed by the Company.

          b. If any restriction set forth in this Section 6 is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

     7.   Proprietary Information and Developments

          a.   Proprietary Information.

          i. Executive agrees that all information and know-how, whether in oral, written, electronic or other medium, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information shall include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, strategies, research data, clinical data, analyses, financial data, personnel data, computer programs, customer and supplier lists, bids, pricing information, cost information, contractual relations, business contacts and trade secrets. Executive shall not disclose any Proprietary Information to others outside the Company (except as required in the performance of his duties on behalf of the Company) or use the same for any purpose other than the performance of his duties hereunder without written approval by an officer of the Company, either during or after

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his employment, unless and until such Proprietary Information has become public knowledge without the fault of Executive.

          ii. Executive agrees that all files, letters, memoranda, notes, abstracts, reports, records, data, sketches, drawings, laboratory notebooks, program listings and other written, photographic, electronic or other tangible material containing or prepared on the basis of Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

          iii. Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs i. and
ii. above also extends to similar types of information, know-how, records and disclosures of customers of the Company or suppliers to the Company or other third parties identified as being confidential or proprietary and which may have been disclosed or entrusted to the Company or to Executive in the course of the Company's business.

          b.   Developments.

          i. Executive shall make full and prompt disclosure to the Board of all inventions, improvements, discoveries, methods, developments, software and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by Executive or under his direction or jointly with others during his employment by the Company and relating to the business of the Company (all of which are collectively referred to in this Agreement as "Developments").

          ii. Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, rights to patent, copyrights and copyright applications. However, this Section 7.b.ii. shall not apply to Developments which do not relate to the present or planned business or research or developments of the Company and which are made and conceived by Executive at times other than normal working hours, not on the Company's premises and without use of any tools, devices, equipment or Proprietary Information of the Company.

          iii. Executive agrees to cooperate fully with the Company, at the Company's expense and as the Company may reasonably request, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of proprietary rights, and powers of attorney, which the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Developments.

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          c.   Other Agreements.  Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that his performance of all the terms of this Agreement and as an Executive of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

          d. Company's Right to Notify Subsequent Employers. The Company may do all permissible things, and take all permissible action, necessary or advisable, in the Company's discretion, to protect its rights under this Section 7, including, without limitation, notifying any subsequent employer of Executive of the existence of (and furnishing to any such employer) the provisions of this Agreement.

     8. Liquidated Damages. Insofar as any damages sustained by the Company in the case of a breach by Executive of the provisions of this Agreement are difficult to calculate, the parties hereto agree that if Executive breaches or violates any provision of this Agreement, the Company shall be entitled, in addition to any other right and remedy available to it, to offset against, and retain as liquidated damages, any sums otherwise owed but not paid by the Company to Executive.

     9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, confirmed facsimile transmission or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address or facsimile number shown above, or at such other address or facsimile number as either party shall designate to the other in accordance with this Section 9.

     10. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

     13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Kentucky, without giving effect to that State's conflict of laws provisions.

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     14.  Choice of Venue. All actions or proceedings with respect to this
Agreement shall be instituted only in any state or federal court sitting in Louisville, Kentucky, and by execution and delivery of this Agreement, the parties irrevocably and unconditionally subject themselves to the jurisdiction (both subject matter and personal) of each such court and irrevocably and unconditionally waive: (a) any objection that the parties might now or hereafter have to the venue of any of such court; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

     15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company or Division may be merged or consolidated, or which may succeed to its assets or business, provided, however, that such successor or assignee shall expressly assume the Company's obligations hereunder; and provided further that the obligations of Executive are personal and may not be assigned by him.

     16. Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     17. Captions and Headings. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

     18. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     19. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same agreement, and it shall not be necessary for all parties to execute the same counterpart hereof.

     20. Facsimile Signatures. The parties hereby agree that, for purposes of the execution of this Agreement, facsimile signatures shall constitute original signatures.

     21. Incorporation by Reference. The preamble and recitals to this Agreement are hereby incorporated by reference and made a part hereof.

     22. Indemnification. The Company agrees that it will indemnify and hold Executive harmless to the fullest extent permitted by applicable law or the Articles of Incorporation or Bylaws of the Company, from and against all liabilities, costs, claims, expenses, actions and causes of action to which Executive may be subject or exposed and arising from his service as an Executive, including, without limitation, all costs and expenses incurred in the defense of any litigation,

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arbitration or other proceedings of any nature, including the reasonable attorneys' fees incurred by Executive in connection therewith, except to the extent a court of competent jurisdiction determines that any such claim arose as a result of Executive's breach of this Agreement or the gross negligence or willful misconduct of Executive in the performance of his duties as an Executive of the Company.

     23. Survival. The relevant provisions of Sections 5, 6, 7.a., 7.b.iii, 8, 22 and 24 shall survive expiration or termination of this Agreement for the periods recited therein or, if no period is recited, for such period as required to implement the terms thereof.

     24. Enforcement. The covenants contained in Sections 6 and 7 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of his covenants in Section 6 or 7 will cause the Company substantial and irrevocable injury which would not be fully compensable in damages. Accordingly, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and/or injunctive relief, without the necessity of posting bond (to the extent permitted under applicable law) or proving lack of an adequate remedy at law. The prevailing party in a legal proceeding to remedy a breach under this Agreement shall be entitled to receive its reasonable attorneys' fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                              PARSONS ELECTRIC CO.


                              By _______________________________________
                                   Name:
                                   Title:

                                                           The "Company"



                              EXECUTIVE:



                              __________________________________________
                              Bruce M. Henderson

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                                   SCHEDULE A
                                    Benefits

          Benefit Plans consistent with those currently received by Executive as President of Henderson Electric Company, Inc.